                                                                      EXHIBIT 12


                              WOOLWORTH CORPORATION

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)
                              (dollars in millions)


                                                  Fiscal    Fiscal    Fiscal    Fiscal    Fiscal
                                                  13 weeks  Year      Year      Year      Year      Year
                                                  ended     ended     ended     ended     ended     ended
                                                  May 2,    Jan. 31,  Jan. 25,  Jan. 27,  Jan. 28,  Jan. 29,
                                                  1998      1998      1997      1996      1995      1994
                                                  --------  --------  --------  --------  --------  --------
NET EARNINGS
Net income (loss) from continuing
  operations......................................$  (5)     $ 213     $ 193     $ (98)    $  38     $(226)

Income tax expense (benefit)......................   (3)       125       127       (35)       42      (118)

Interest expense, excluding capitalized
  interest........................................   13         48        63       108        93        71

Portion of rents deemed representative
 of the interest factor (1/3).....................   51        204       211       207       194       192
                                                   ----       ----      ----      ----      ----      ----
                                                  $  56      $ 590     $ 594     $ 182     $ 367     $ (81)
                                                   ====       ====      ====      ====      ====      ====


FIXED CHARGES
Gross interest expense............................$  14         48     $  63     $ 108     $  93     $  71

Portion of rents deemed representative
 of the interest factor (1/3).....................   51        204       211       207       194       192
                                                   ----       ----      ----      ----      ----      ----
                                                  $  65      $ 252     $ 274     $ 315     $ 287     $ 263
                                                   ====       ====      ====      ====      ====      ====
RATIO OF EARNINGS TO FIXED
  CHARGES                                           0.9        2.3       2.2       0.6       1.3         -
                                                   ====       ====      ====      ====      ====      ====



Earnings were not adequate to cover fixed charges by $9 million, $133 million and $344 million for the period ended May 2, 1998 and for the fiscal years ended January 27, 1996 and January 29, 1994, respectively.